                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BEYOND.COM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               [BEYOND.COM LOGO]
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 26, 2001

To the Stockholders of Beyond.com Corporation:

     NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the "Annual Meeting") of Beyond.com Corporation, a Delaware corporation (the "Company"), will be held at the Company's corporate offices at 3200 Patrick Henry Drive, Santa Clara, California 95054, on June 26, 2001, at 2:00 p.m., Pacific daylight time, for the following purposes:

     1. To elect five directors of the Company to serve until the 2002 Annual Meeting of Stockholders.

     2. To approve an amendment to the Company's Certificate of Incorporation to change the corporate name of the Company from "Beyond.com Corporation" to "Beyond Corporation."

     3. To approve an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of Common Stock, at a ratio between one-to-three and one-to-fifteen to be determined at the discretion of the Board of Directors.

     4. To approve the possible sale of more than 20% of the Company's issued and outstanding shares of common stock to Investwell Investments Limited.

     5. To ratify the appointment of Ernst & Young LLP by the Board of Directors as the independent auditors for the Company for the year ending December 31, 2001.

     6. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on May 21, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          /s/ RICHARD SCUDELLARI

                                          Richard Scudellari
                                          Secretary

Santa Clara, California
May 21, 2001

                             BEYOND.COM CORPORATION
                            3200 PATRICK HENRY DRIVE
                         SANTA CLARA, CALIFORNIA 95054
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                 JUNE 26, 2001
                         ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of Beyond.com Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board" or "Board of Directors") of the Company of proxies in the accompanying form for use in voting at the 2001 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on June 26, 2001, at 2:00 p.m., Pacific daylight time, at the Company's corporate offices at 3200 Patrick Henry Drive, Santa Clara, California 95054, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Richard Scudellari, Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

     The close of business on May 21, 2001 has been fixed as the record date (the "Record Date") for determining the holders of shares of common stock of the Company ("Common Stock") entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 48,520,323 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or approximately 24,260,162 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an employee of the transfer agent will tabulate votes cast in person at the Annual Meeting. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters. The amendments to the Company's Certificate of Incorporation to change the name of the Company and to effect the reverse stock split will require the affirmative vote of the majority of the issued and outstanding shares of the Company's Common Stock. The approval of the possible sale of more than 20% of the Company's Common Stock to Investwell and the ratification of the independent auditors for the Company for the current year each require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting. Because abstentions are treated as shares present or represented and entitled to vote for the purposes of determining whether a matter has been approved by the stockholders, abstentions have the same effect as negative votes. A plurality of the votes duly cast is required for the election of the directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions are not counted for purposes of the election of directors.

     While broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and effectively count as votes against Proposals No. 2 and 3, the amendments to the Certificate of Incorporation. However, with respect to Proposals No. 4 and 5, each of which requires the affirmative vote of a majority of the shares present and entitled to vote, broker non-votes shall have no effect.

     The shares represented by properly executed proxy cards will be voted at the Annual Meeting as indicated below.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely for the Company's 2002 Annual Meeting of Stockholders, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not later than January 22, 2002. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

     Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Company not later than January 22, 2002 in order to be considered for inclusion in the Company's proxy materials for that meeting.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     As set by the Board of Directors pursuant to the Bylaws of the Company, the authorized number of directors is currently set at five. Five directors will be elected at the Annual Meeting. The five nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the five nominees of the Board of Directors named below. In the event that any nominee of the Board is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders.

     Certain information about the director nominees, is furnished below.

     William S. McKiernan is a co-founder of our Company and has served as our Chairman of the Board of Directors since March 1998. From our inception in 1994 to March 1998, Mr. McKiernan served as our President and Chief Executive Officer. Mr. McKiernan also currently serves as Chairman of the Board of Directors and Chief Executive Officer of CyberSource Corporation. From 1992 to 1994, Mr. McKiernan held a number of positions at McAfee Associates, Inc. (now known as Network Associates), including President and Chief Operating Officer, the positions he held during its initial public offering in October 1992. Mr. McKiernan holds a Master's degree in Business Administration from the Harvard Business School.

     Ronald S. Smith is our President and Chief Executive Officer and is a member of our Board of Directors. Prior to joining us, Mr. Smith was President of Merisel, North American Distribution from December 1999 to June 2000 and President of Merisel Canada from June 1998 to November 1999. Prior to joining Merisel, Mr. Smith was Chief Executive Officer of Cygnet Storage Systems from November 1997 to June 1998. From 1994 through August 1997, Mr. Smith was President and Chief Executive Officer of NCR Canada, Ltd., the Canadian affiliate of NCR Corporation. Mr. Smith holds a Bachelor of Science degree in mathematics and physics from Dalhousie University in Nova Scotia and a Bachelor of Mechanical Engineering degree from the Technical University of Nova Scotia.

     Richard Scudellari was a member of our Board of Directors from our inception through March 1998. Mr. Scudellari rejoined the Board in April 2000. Mr. Scudellari has been a partner at Morrison & Foerster LLP, a law firm, since February 1999. From 1990 to January 1999, Mr. Scudellari was a partner at Jackson Tufts Cole & Black, LLP, a law firm. Mr. Scudellari is also a member of the board of directors of CyberSource Corporation. Mr. Scudellari holds a Bachelor of Science degree and Juris Doctorate degree from Boston College.

     John P. Pettitt co-founded Beyond.com in 1994 and served as Executive Vice President and Chief Technology Officer from our inception in November 1994 until July 1999, when he retired to pursue philanthropic interests. Mr. Pettitt joined our Board of Directors in October 2000.

     Ralph B. Godfrey joined our Board of Directors in December 2000. Mr. Godfrey was with 3Com, a computer networking and peripherals manufacturing company, from 1990 until his retirement in September 2000. While with 3Com, he served in various senior management positions, most recently he was the Senior Vice President of eCommerce. Prior to joining 3Com, Mr. Godfrey was President of Unisys' Value-Added Marketing Division, which was created following the acquisition of Convergent Technologies in 1989. Mr. Godfrey had joined Convergent Technologies in 1988 as Vice President of North American Sales. Prior to Convergent Technologies, Mr. Godfrey spent 20 years with Hewlett-Packard, a leading manufacturer of computers and computer peripherals, where he held a variety of sales management positions. His last position with Hewlett-Packard was the National Sales Manager for the Business System's Group. Mr. Godfrey holds Bachelor of Science and Master of Science degrees in electrical engineering from Auburn University.

RECOMMENDATION OF THE BOARD OF DIRECTORS

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
                   THE ELECTION OF THE NOMINEES NAMED ABOVE.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 2000, the Board met four times. No director then in office attended fewer than 75% of all the meetings of the Board and its committees on which he served after becoming a member of the Board. The Board has three committees: the Audit Committee, the Compensation Committee, and the newly formed Nominating Committee.

     The Audit Committee, which held two meetings in 2000, currently consists of Messrs. Godfrey and Scudellari. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee, which held one meeting in 2000, currently consists of Messrs. Godfrey and Scudellari. The Compensation Committee's functions are to establish and apply the Company's compensation policies with respect to its executive officers and other employees. In addition, the Compensation Committee administers the Company's incentive compensation and benefit plans.

     The Nominating Committee was recently formed in February 2001 and currently consists of Messrs. Godfrey, Scudellari, McKiernan and Pettitt. The Nominating Committee's functions are to make recommendations to the Board of nominees for election to the Board, and to monitor the composition of the Board.

DIRECTOR COMPENSATION

     The Company pays non-employee directors an annual director's fee in the amount of $10,000, in quarterly installments.

     The 1999 Stock Incentive Plan provides for initial grants of 20,000 shares upon appointment to the Board of Directors and subsequent grants of 5,000 shares following the conclusion of each Annual Meeting of Stockholders commencing with the 2000 Annual Meeting of Stockholders. These options vest over four years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee is an officer or employee of the Company. Two of the five members of the Board of Directors also serve as members of the board of directors for CyberSource Corporation. Other than with respect to CyberSource Corporation, no interlocking exists between our Board of Directors or Compensation Committee and the board of directors or compensation committees of any other company, nor has such an interlocking relationship existed in the past.

                                   MANAGEMENT

     The following table sets forth certain information about our executive officers and directors as of March 31, 2001.

         NAME           AGE                       POSITION WITH COMPANY
         ----           ---                       ---------------------
William S.              44     Chairman of the Board of Directors
  McKiernan...........
Ronald S. Smith.......  60     President, Chief Executive Officer and Director
John P. Barratt.......  56     Chief Operating Officer
Curtis A. Cluff.......  34     Senior Vice President, Finance and Chief Financial Officer
Eric A. Chatham.......  37     Senior Vice President, Engineering and Chief Information
                               Officer
Ronald S. Hulse.......  45     Senior Vice President, Sales and Marketing
Donald T. Beery.......  40     Vice President, Government Systems Group
James E. Campbell.....  36     Vice President, Marketing
Barry J. Shotts.......  36     Vice President, Business Development
Richard Scudellari....  44     Director
John P. Pettitt.......  38     Director
Ralph B. Godfrey......  61     Director

     William S. McKiernan is our co-founder and has served as our Chairman of the Board of Directors since March 1998. From our inception in 1994 to March 1998, Mr. McKiernan served as our President and Chief Executive Officer. Mr. McKiernan also currently serves as Chairman of the Board of Directors and Chief Executive Officer of CyberSource Corporation. From 1992 to 1994, Mr. McKiernan held a number of positions at McAfee Associates, Inc. (now known as Network Associates), including President and Chief Operating Officer, the positions he held during its initial public offering in October 1992. Mr. McKiernan holds a Master's degree in Business Administration from the Harvard Business School.

     Ronald S. Smith is our President and Chief Executive Officer and is a member of our Board of Directors. Prior to joining us, Mr. Smith was President of Merisel, North American Distribution from December 1999 to June 2000 and President of Merisel Canada from June 1998 to November 1999. Prior to joining Merisel, Mr. Smith was Chief Executive Officer of Cygnet Storage Systems from November 1997 to June 1998. From 1994 through August 1997, Mr. Smith was President and Chief Executive Officer of NCR Canada, Ltd., the Canadian affiliate of NCR Corporation. Mr. Smith holds a Bachelor of Science degree in mathematics and physics from Dalhousie University in Nova Scotia and a Bachelor of Mechanical Engineering degree from the Technical University of Nova Scotia.

     John P. Barratt serves as our Chief Operating Officer. Prior to joining us, Mr. Barratt served as partner in resident from January 1996 to September 2000 for the Quorum Group of Companies, an international investment partnership specializing in providing debt and equity capital to the emerging high growth technology sector. During his employment, Mr. Barratt held a number of senior level management positions, including Executive Vice President, Chief Operating and Financial Officer and Corporate Secretary at Cygnet Storage Solutions, Dyna Tek Automation Systems and Home Products Group of Companies. From 1988 to December 1995, Mr. Barratt was Executive Vice President and Chief Operating Officer of Coscan Development Corporation. Mr. Barratt holds a Bachelor of Commerce and Business Administration, Finance and Marketing from the University of British Columbia. He completed the Sloan School of Management's senior program at the Massachusetts Institute of Technology.

     Curtis A. Cluff serves as our Senior Vice President of Finance and Chief Financial Officer. Prior to joining us in July 2000, Mr. Cluff worked for Merisel Inc., where he served in several positions including Vice President of Finance and Senior Financial Officer of Merisel's North America distribution from December 1999 to July 2000. He also served as the Senior Financial Officer of Merisel Canada, Inc. from June 1998 to November 1999 and as Director of Financial Planning, Analysis and Corporate Accounting from September 1996 to May 1998. From 1994 to August 1996, Mr. Cluff was Controller of U.S. Pacific Operations for Westburn Inc., a multi-billion dollar integrated distributor of industrial supplies. Mr. Cluff holds a Bachelor of Science degree in business administration from the California Polytechnic University of Pomona and is a certified public accountant.

     Eric A. Chatham serves as our Senior Vice President of Engineering and Chief Information Officer. Previously Mr. Chatham served as Vice President of Infrastructure Engineering. Prior to joining us, Mr. Chatham was the Director of Operations and Crisis Management for eBay from April 1999 to October 1999. Prior to joining eBay, Mr. Chatham served as Director of Operations and Corporate Integration for Informix from December 1998 until February 1999. Prior to joining Informix, Mr. Chatham served as Director of MIS and Operations from December 1997 until December 1998 and Manager of Desktop and Server Support from April 1996 until December 1997 for Red Brick Systems. Mr. Chatham holds a Bachelor of Science degree, with a concentration in computer sciences, from Humboldt State University.

     Ronald S. Hulse serves as our Senior Vice President of Sales and Marketing. Previously, Mr. Hulse was employed at Compaq Canada Inc. from November 1990 to September 2000, where he held several senior-level positions including Vice President of Sales, Vice President of Channel Sales and Development, and Director of Channel Sales and Development. Prior to that, Mr. Hulse held key Canadian sales management positions at Pillar Corporation and WYSE Technology. Mr. Hulse holds a Bachelor of Applied Arts degree in journalism from Ryerson University in Toronto, Canada.

     Donald T. Beery serves as our Vice President of our Government Systems Group. Mr. Beery initially joined our Company in January 1998 as the Director of the Government Systems Group. Prior to joining us, Mr. Beery was the Director of Business Development and Sales at Electronic Data Systems (EDS) and Eastman Kodak Company. Prior to that, he served as Financial Coordinator for EDS's ASIMs contract for the Department of the Army. Mr. Beery holds a Bachelor of Science in Business Finance from George Mason University and a Bachelor of Science in Engineering Technology from Ferrum College.

     James E. Campbell serves as our Vice President of Marketing. Previously, Mr. Campbell was director of marketing for Skills Village.com, serving as one of its founding members. Prior to that, Mr. Campbell held several positions in the marketing department of 3Com Corporation, where he was responsible for integrating 3Com's marketing programs following their merger with US Robotics in 1997. Mr. Campbell holds a Bachelor of Arts Degree in Advertising and a Masters Degree in Marketing Communications from San Jose State University.

     Barry J. Shotts serves as our Vice President of Business Development. Previously, Mr. Shotts served as Director of Business Development. Prior to joining us, Mr. Shotts was with the law firm of Latham & Watkins from 1989 to March 2000, becoming a partner in 1997. In 1998, while on sabbatical, he formed his own real estate development company, which focused upon urban redevelopment projects. Mr. Shotts graduated from Kansas State University in 1986 with a Bachelor of Science degree in nuclear engineering and received his Juris Doctorate degree from Columbia University in 1989.

     Richard Scudellari was a member of our Board of Directors from our inception through March 1998. Mr. Scudellari rejoined the Board in April 2000. Mr. Scudellari has been a partner at Morrison & Foerster LLP, a law firm, since February 1999. From 1990 to January 1999, Mr. Scudellari was a partner at Jackson Tufts Cole & Black, LLP, a law firm. Mr. Scudellari is also a member of the board of directors of CyberSource Corporation. Mr. Scudellari holds a Bachelor of Science degree and Juris Doctorate degree from Boston College.

     John P. Pettitt co-founded Beyond.com in 1994 and served as Executive Vice President and Chief Technology Officer from our inception in November 1994 until July 1999, when he retired to pursue philanthropic interests. Mr. Pettitt joined our Board of Directors in October 2000.

     Ralph B. Godfrey joined our Board of Directors in December 2000. Mr. Godfrey was with 3Com, a computer networking and peripherals manufacturing company, from 1990 until his retirement in September 2000. While with 3Com, he served in various senior management positions, most recently he was the Senior Vice President of eCommerce. Prior to joining 3Com, Mr. Godfrey was President of Unisys' Value-Added Marketing Division, which was created following the acquisition of Convergent Technologies in 1989. Mr. Godfrey had joined Convergent Technologies in 1988 as Vice President of North American Sales. Prior to

Convergent Technologies, Mr. Godfrey spent 20 years with Hewlett-Packard, a leading manufacturer of computers and computer peripherals, where he held a variety of sales management positions. His last position with Hewlett-Packard was the National Sales Manager for the Business System's Group. Mr. Godfrey holds Bachelor of Science and Master of Science degrees in electrical engineering from Auburn University.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation of and stock options granted to each of the persons serving as our Chief Executive Officer and each of our four other most highly compensated executive officers (collectively, the "Named Executive Officers") for the fiscal year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                            COMPENSATION
                                                         ANNUAL COMPENSATION                ------------
                                            ---------------------------------------------    SECURITIES
                                                                             OTHER ANNUAL    UNDERLYING
       NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)(1)   COMPENSATION    OPTIONS(#)
       ---------------------------          ----   ---------   -----------   ------------   ------------
Ronald S. Smith(2)........................  2000   $227,000     $150,000       $55,750(3)    1,100,000
  President and Chief Executive Officer
Curtis A. Cluff(7)........................  2000    109,000       81,000        30,038(4)      400,000
  Senior Vice President, Finance
  and Chief Financial Officer
Eric A. Chatham(8)........................  2000    206,000      270,000            --         246,250
  Senior Vice President, Engineering        1999     38,000       10,000            --          25,000
  and Chief Information Officer
John P. Barratt(9)........................  2000     86,000       73,000        32,000(5)      500,000
  Chief Operating Officer
Donald T. Beery(10).......................  2000    153,000      241,000            --         170,000
  Vice President,                           1999     93,000       99,000            --           5,000
  Government Systems Group                  1998     89,000       45,000            --          35,000
Mark L. Breier(11)........................  2000    255,000           --            --              --
  Former President and                      1999    255,000       69,000            --         250,000
  Chief Executive Officer                   1998    150,000       13,000        65,000(6)    1,000,000
C. Richard Neely, Jr.(12).................  2000    115,000      229,000            --         250,000
  Former Interim Chief Executive Officer    1999      8,000           --            --              --
  and Chief Financial Officer
Montgomery B. Mars(13)....................  2000    142,000      288,000            --          80,000
  Former Vice President,                    1999    115,000        6,000            --         105,000
  Corporate Development

---------------
 (1) Represents only the bonus amounts paid in fiscal 2000.

 (2) Mr. Smith was hired in August 2000.

 (3) Represents approximately $3,770 for commuting expenses, $35,485 for temporary housing expenses and $16,495 in travelling expenses.

 (4) Represents approximately $20,948 for temporary housing expenses and $9,090 for travelling expenses.

 (5) Represents approximately $1,181 for commuting expenses, $14,193 for temporary housing expenses and $16,626 for travelling expenses.

 (6) Represents a relocation allowance.

 (7) Mr. Cluff was hired in July 2000.

 (8) Mr. Chatham was hired in October 1999.

 (9) Mr. Barratt was hired in September 2000.

(10) Mr. Beery was hired in January 1998.

(11) Mr. Breier was hired in March 1998 and resigned as President and CEO in January 2000.

(12) Mr. Neely was hired in December 1999 and resigned as Interim CEO and CFO in July 2000.

(13) Mr. Mars was hired in February 1999 and resigned as Vice President in September 2000.

STOCK OPTION INFORMATION

     The following table sets forth certain information with respect to stock options granted in fiscal 2000 to the Named Executives Officers.

                          OPTION GRANTS IN FISCAL 2000

                                                  INDIVIDUAL GRANTS
                                     --------------------------------------------    POTENTIAL REALIZABLE VALUE
                       NUMBER OF       % OF TOTAL                                      AT ASSUMED ANNUAL RATES
                       SECURITIES       OPTIONS                                         OF STOCK APPRECIATION
                       UNDERLYING      GRANTED TO        EXERCISE                        FOR OPTION TERM(3)
                        OPTIONS       EMPLOYEES IN        PRICE        EXPIRATION    ---------------------------
        NAME           GRANTED(#)    FISCAL YEAR(1)    ($/SHARE)(2)       DATE         5%($)           10%($)
        ----           ----------    --------------    ------------    ----------    ----------     ------------
Ronald S. Smith......  1,100,000(4)      13.04%          $0.8750        8/17/2010     $605,311       $1,533,977
Curtis A. Cluff......    400,000(4)       4.74%           1.4375        7/25/2010      361,614          916,402
Eric A. Chatham......      6,250(5)       0.07%           6.5000        1/25/2010       25,549           64,746
                          30,000(5)       0.36%           4.8750        2/14/2010       91,976          233,085
                          35,000(4)       0.41%           4.8750        2/14/2010      129,316          271,932
                         175,000(4)       2.07%           1.1250        9/28/2010      123,814          313,768
John P. Barratt......    500,000(4)       5.93%           0.8438       10/06/2010      265,331          672,400
Donald T. Beery......     10,000(5)       0.12%           6.5000        1/25/2010       40,878          103,593
                          60,000(4)       0.71%           4.8750        2/14/2010      183,952          466,170
                         100,000(7)       1.19%           1.7500        6/19/2010      110,057          278,905
Mark L. Breier.......         --            --                --               --           --               --
C. Richard Neely,
  Jr. ...............    180,000(6)       2.13%           6.5000        1/24/2010      735,807        1,864,679
                          70,000(5)       0.83%           4.8750        2/14/2010      214,610          543,865
Montgomery B. Mars...     10,000(5)       0.12%           6.5000        1/25/2010       40,878          103,593
                          30,000(5)       0.36%           4.8750        2/14/2010       91,976          233,085
                          40,000(4)       0.47%           4.8750        2/14/2010      122,634          310,780

---------------
(1) Based on an aggregate of 8,438,136 options that we granted during the fiscal year ended 2000 to our employees and consultants, including the Named Executive Officers.

(2) The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

(4) Each of these options vest over four years at a rate of 25% of the shares subject to the option after one year and the remaining shares subject to the option at the rate of 1/48 per month thereafter. Each of these options has a ten year term.

(5) Each of these options vest over one year at a rate of 50% of the shares subject to the option after six months and the remaining shares subject to the option at the rate of 1/12 per month thereafter. Each of these options has a ten year term.

(6) Each of these options vest over three years at a rate of 33% of the shares subject to the option after one year and the remaining shares subject to the option at the rate of 1/36 per month thereafter. Each of these options has a ten year term.

(7) Each of these options vest over two years at a rate of 25% of the shares subject to the option after six months and the remaining shares subject to the option at the rate of 1/24 per month thereafter. Each of these options has a ten year term.

     The following table sets forth certain information regarding stock options held as of December 31, 2000 by the Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                              OPTIONS AS OF             IN-THE-MONEY OPTIONS AS OF
                           SHARES                          DECEMBER 31, 2000(#)          DECEMBER 31, 2000($)(1)
                         ACQUIRED ON       VALUE       ----------------------------    ----------------------------
         NAME            EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----            -----------    -----------    -----------    -------------    -----------    -------------
Ronald S. Smith........         --             --            --         1,100,000             --              --
Curtis A. Cluff........         --             --            --           400,000             --              --
Eric A. Chatham........         --             --        41,042           230,208             --              --
John P. Barratt........         --             --            --           500,000             --              --
Donald T. Beery........         --             --        61,208           147,292             --              --
Mark L. Breier.........    140,000        403,062            --                --             --              --
C. Richard Neely,
  Jr. .................         --             --            --                --             --              --
Montgomery B. Mars.....         --             --            --                --             --              --

---------------
(1) The value of unexercised "in-the-money" options represents the difference between the exercise price of stock options and $0.1563, the closing sales price of the common stock on December 31, 2000.

EMPLOYMENT AGREEMENTS

     In June 2000, we entered into an employment agreement pending approval of his visa with Ronald S. Smith, our Chief Executive Officer. Mr. Smith's annual base salary is $425,000, subject to adjustment in good faith by our Board of Directors. Mr. Smith is also eligible for an annual bonus of $200,000, paid quarterly, based on achievement of objectives mutually agreed to between Mr. Smith and the Board of Directors in good faith. In addition, Mr. Smith is eligible for the highest standard benefits accorded our executive officers. Mr. Smith was also granted a one-time signing bonus of $100,000.

     Pursuant to this agreement, we granted to Mr. Smith an option to purchase 1,100,000 shares of our common stock. This option has an exercise price of $0.875 per share, the market value on the date of grant, and vests over four years at a rate of 25% after one year and the remaining shares at a rate of 1/48 per month thereafter.

     In July 2000, we entered into an employment agreement with John P. Barratt, our Chief Operating Officer. Mr. Barratt's annual base salary is $265,000. In addition, Mr. Barratt is eligible to participate in our executive benefit plans and is eligible for an annual bonus of $135,000, paid quarterly. Mr. Barratt also received a $50,000 signing bonus.

     Pursuant to this agreement, we granted Mr. Barratt an option to purchase 500,000 shares of our common stock at an exercise price of $0.8438 per share, the market value on the date of grant. This option vests over four years at a rate of 25% of the shares after one year and the remaining shares at a rate of 1/48 per month thereafter.

     In July 2000, we entered into an employment agreement with Curtis A. Cluff, our Chief Financial Officer. Mr. Cluff's annual base salary is $250,000. In addition, Mr. Cluff is eligible to participate in our executive benefit plans and is eligible for an annual bonus of $125,000, paid quarterly. Mr. Cluff also received a $50,000 signing bonus.

     Pursuant to this agreement, we granted Mr. Cluff an option to purchase 400,000 shares of our common stock at an exercise price of $1.4375 per share, the market value on the date of grant. This option vests over four years at a rate of 25% of the shares after one year and the remaining shares at a rate of 1/48 per month thereafter.

     On March 23, 1998 we entered into an employment agreement with Mark L. Breier (who was our President and Chief Executive Officer through January 2000). Mr. Breier's annual base salary under the agreement was $200,000, subject to good faith adjustment by our Board of Directors. In addition, Mr. Breier was eligible to participate in our executive benefit plans and to earn an annual bonus in the amount of $50,000, payable quarterly, based on achievement of objectives mutually determined by Mr. Breier and our Board of Directors at the beginning of each year of employment. The agreement also provided that under certain circumstances, in the event that Mr. Breier was terminated, Mr. Breier shall continue to receive his base salary for 12 months.

     Pursuant to this agreement, we granted to Mr. Breier an option under the 1995 stock option plan to purchase 1,000,000 shares of common stock on March 30, 1998. This option had an exercise price of $2.60 per share and was governed generally by the terms of the 1995 stock option plan, with certain limited exceptions including acceleration of the vesting in connection with a change of control (as defined in the agreement).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our Compensation Committee is an officer or employee of Beyond.com. William S. McKiernan and Richard Scudellari, two of the five members of our Board of Directors, also serve as members of the board of directors of CyberSource Corporation. Richard Scudellari serves on the Compensation Committee of the Company and on the Compensation Committee of CyberSource Corporation. Other than with respect to CyberSource, no interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committees of any other company, nor has such an interlocking relationship existed in the past.

RELATIONSHIP WITH CYBERSOURCE CORPORATION

     Pursuant to the terms of an agreement entered into in connection with the spin-off of CyberSource Corporation, we use services supplied by CyberSource on a non-exclusive basis. These services relate to credit card processing, fraud screening, export control, sales tax computation, electronic licensing, hosting of electronic downloads and fulfillment notification. Any discontinuation of such services, or any reduction in performance that requires us to replace such services, could be disruptive to our business. We also received a non-exclusive license to certain CyberSource technology. Under the services agreement, we are obligated to compensate CyberSource on a basis of services used per order or transaction. The Company recorded expenses of approximately $1.6 million, $1.1 million and $747,000 related to such services in 2000, 1999 and 1998, respectively. Since the services contract with CyberSource contains terms and provisions similar to those offered by CyberSource to unrelated third parties, the Company believes that such amounts are comparable with the fair market value of such services. As of December 31, 2000 and 1999, amounts owed to CyberSource were approximately $245,000 and $151,000, respectively.

     At the time these agreements were negotiated, all of our directors were also directors of CyberSource and other members of our management team joined CyberSource as executive officers. As a result, these and subsequent agreements may not be deemed the result of arm's length negotiations. Further, although we and CyberSource are engaged in different businesses, the two companies currently have no policies to govern the pursuit or allocation of corporate opportunities between CyberSource and us in the event they arise. Our business could be adversely affected if the overlapping board members of the two companies pursue CyberSource's interests over ours either in the course of intercompany transactions or where the same corporate opportunities are available to both companies.

     We entered into a Software License Agreement with CyberSource in June 1999, pursuant to which CyberSource purchased a perpetual, transferable, worldwide license to copy, modify, market and otherwise use technology related to transaction processing services. Pursuant to the terms of the agreement, we will not license or otherwise distribute the software to any of CyberSource's competitors through June 2001, and CyberSource will own all modifications or derivative works of the software. We will indemnify CyberSource against any legal cause of action brought against CyberSource to the extent that the cause of action is based on a claim that the software infringes any intellectual property rights of a third party, and CyberSource will indemnify us against any legal cause of action brought against us to the extent that the cause of action is based on a claim that any modification or derivative of the software infringes any intellectual property rights of a third party. The purchase price of the license was $600,000.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

     In April 1998, the Board of Directors established the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee has responsibility for reviewing and developing compensation policies applicable to the Company's executive officers and directors, making recommendations to the Board of Directors regarding all forms of compensation to executive officers and directors, and administering the Company's 1995 and 1998 Stock Option Plans, the 1999 Stock Incentive Plan, the 1999 Non-Qualified Stock Option Plan and the 1999 Employee Stock Purchase Plan (collectively, the "Plans"), under which option grants may be made to executive officers and other key employees.

EXECUTIVE COMPENSATION POLICIES

     The Compensation Committee believes that the primary goal of the Company's executive compensation program should be related to creating stockholder value. The executive compensation policies of the Compensation Committee are designed to provide incentives to create stockholder value by attracting, retaining and motivating executive talent that contributes to the Company's long-term success, by rewarding the achievement of the Company's short-term and long-term strategic goals, by linking executive officer compensation and stockholder interests through grants of awards under the Plans and by recognizing individual contributions to Company performance. The Compensation Committee evaluates the performance of the Company and compares it to other companies of similar size engaged in activities similar to those of the Company.

     The Compensation Committee reviews the available competitive data, evaluates the particular needs of the Company, and evaluates each executive's performance to arrive at a decision regarding compensation programs.

2000 EXECUTIVE COMPENSATION

     Towards the end of 1999, the Company's stock price began a steady decline when there developed uncertainty whether the Company could succeed with its business-to-consumer business model. In the first quarter of 2000, the Company restructured its business and Mark L. Breier, our then Chief Executive Officer, resigned. By March 2000, all of the members of the Company's Compensation Committee had also resigned. A new Compensation Committee was formed in April 2000. During 2000, the Board and the Compensation Committee were faced with the challenge of maintaining and building upon the management team while implementing a new business plan during a period in which the Company's stock price was declining. During this period, the Board and the Compensation Committee attempted to offer attractive compensation packages that would encourage executives to continue with the Company in an environment where executives often had competing offers from other companies. In addition, in order to attract new executives, the offered compensation had to meet or exceed the executive's then current compensation. With respect to each executive hired during 2000, each contract was negotiated with the executive, on a case by case basis, in an attempt to be competitive, in light of the Company's and economic circumstances.

     During 2000, retention bonuses were awarded to executives upon meeting quarterly revenue, margin and expense goals. Certain executives also earned bonuses in connection with agreeing to continue in their positions with the Company for a period of time. This program was adopted in order to incentivize executives to continue with the Company. For services rendered during 2000, Messrs. Chatham, Beery, Neely and Mars earned retention bonuses of approximately $281,000, $95,000, $156,000 and $223,000, respectively. Commencing in the third quarter of 2000, a bonus program was adopted whereby executives would earn bonuses upon the achievement of quarterly gross margin and EBITDA (earnings or loss, before interest, taxes, depreciation, amortization, restructuring charges and extraordinary items) goals which resulted in

Messrs. Smith, Barratt, Cluff and Chatham earning bonuses of approximately $84,000, $46,000, $52,000 and $35,000, respectively.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Company's Stock Incentive Plan are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation. In addition, the Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Employment Agreements. The base salary for Mark L. Breier, the Company's former President and Chief Executive Officer, was established by a previously negotiated employment agreement with the Company. Pursuant to the terms of Mr. Breier's employment agreement, Mr. Breier is guaranteed an aggregate annual base salary of $200,000 and is eligible to participate in the Company's employee benefit plans and executive compensation programs. Also, under the employment agreement, Mr. Breier is entitled to annual contingent bonuses up to a maximum of $50,000 based on the attainment of certain criteria, which are determined annually at the beginning of each year. Mr. Breier's agreement may be terminated by either party at any time. Consistent with the Company's policy of providing incentives to its executive officers which links compensation to stockholders' interests, Mr. Breier's agreement also provides for an initial grant of an option to acquire 1,000,000 shares of the Company's Common Stock subject to a four-year vesting schedule. During 1999, Mr. Breier received $255,000 in salary and a bonus of $69,000 which was awarded pursuant to the achievement of previously established goals. Mr. Breier resigned as President and Chief Executive Officer in January 2000. Per the terms of his employment agreement, the Company paid Mr. Breier his base salary from the date of his resignation to twelve months thereafter.

     C. Richard Neely, Jr. served as the Company's Interim Chief Executive Officer upon the resignation of Mr. Breier. The Company did not enter into an employment agreement with Mr. Neely, in his capacity as Interim Chief Executive Officer. Mr. Neely resigned as our Interim Chief Executive Officer, as well as our Chief Financial Officer and Senior Vice President of Finance and Administration, in June 2000. Mr. Neely's base salary did not change upon becoming Interim Chief Executive Officer. Mr. Neely received quarterly retention bonuses aggregating $156,000 during 2000.

     The base salary for Ronald S. Smith, the Company's President and Chief Executive Officer was also established by a previously negotiated employment agreement with the Company. Pursuant to the terms of Mr. Smith's employment agreement, Mr. Smith will earn a base salary of $35,420 per month, subject to adjustment in good faith by the Company's Board of Directors. Pursuant to the employment agreement, Mr. Smith will be eligible to earn an annual bonus in the amount of $200,000, payable quarterly. Such bonus will be based upon the attainment of objectives mutually agreed upon by the Company and Mr. Smith. During 2000, these objectives related to the achievement of quarterly gross margin and EBITDA goals. The Company also paid Mr. Smith a sign-on bonus of $100,000 within 15 days of his start date. Consistent with the Company's policy of providing incentives to its executive officers which links compensation to stockholders' interests, Mr. Smith's agreement provides for an initial grant of an option to acquire 1,100,000 shares of the Company's Common Stock subject to a four-year vesting schedule. Additionally, the Company will provide Mr. Smith with reimbursement for reasonable living expenses, including a condominium in the Greater San Jose Area and four roundtrip tickets per month to Ontario, Canada. Mr. Smith's agreement may be terminated by either party at any time.

                                      MEMBERS OF THE COMPENSATION COMMITTEE

                                      Ralph B. Godfrey
                                      Richard Scudellari

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors consists of Messrs. Godfrey and Scudellari. Each of the members of the Audit Committee is independent (as defined under the NASDAQ's listing standards).

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the Company's auditing, accounting and financial reporting processes generally. The Audit Committee annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company and meets with such personnel of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company's internal accounting controls, the Company's financial statements contained in the Company's Annual Report to our stockholders and other related matters. A more detailed description of the functions of the Audit Committee can be found in the Company's Audit Committee Charter, a copy of which is attached to this Proxy Statement as Appendix B.

     The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2000 audited by Ernst & Young LLP, the Company's independent certified public accountants. The Audit Committee has discussed with Ernst & Young LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee), and has discussed with Ernst & Young LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

     The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of Ernst & Young LLP as our independent certified public accountants for fiscal year ending December 31, 2001.

                                          MEMBERS OF THE AUDIT COMMITTEE

                                          Ralph B. Godfrey
                                          Richard Scudellari

PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in (i) the cumulative total stockholder return on the Company's Common Stock since June 17, 1998 with (ii) cumulative total stockholder return on (a) the Nasdaq Stock Market -- U.S. Index and (b) the JP Morgan Hambrecht & Quist Internet Index. The comparison assumes an investment of $100 on June 17, 1998 and reinvestment of dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                              [PERFORMANCE GRAPH]

-------------------------------------------------------------------------------
                          06/17/98 06/30/98 09/30/98 12/31/98 03/31/99 06/30/99
-------------------------------------------------------------------------------
 Beyond.com                 100      213      115      231      291      319
 Nasdaq Stock Market
  (U.S.)                    100      107       97      125      140      153
 Hambrecht & Quist
  Internet Index            100      116       93      160      271      279
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                          09/30/99 12/31/99 03/31/00 06/30/00 09/30/00 12/31/00
-------------------------------------------------------------------------------
 Beyond.com                 136       87       48       15       11        2
 Nasdaq Stock Market
  (U.S.)                    157      226      262      227      209      140
 Hambrecht & Quist
  Internet Index            287      556      581      431      415      214
-------------------------------------------------------------------------------

                                 PROPOSAL NO. 2

        AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME
                    OF THE COMPANY TO "BEYOND CORPORATION."

     The Board of Directors has approved and recommends that our stockholders approve a proposal to change the name of the Company to "Beyond Corporation." The amendment will be accomplished by amending our Certificate of Incorporation. The Board of Directors has determined that the name change is in the best interests of the Company and our stockholders as a new name reflecting the Company's changed business model that focuses on building and managing eStores for businesses and selling software and computer related products to the government market.

     If the amendment is adopted, Article 1 of our Certificate of Incorporation would be amended to read as follows:

             "The name of this Corporation is Beyond Corporation."

     In addition, all other references to our corporate name in our Certificate of Incorporation would be changed to "Beyond Corporation." The approval of the name change will not affect in any way the validity of currently outstanding stock certificates and will not require our stockholders to surrender or exchange any stock certificates that they currently hold.

     The Board of Directors has sole discretion as to whether to file the proposed amendment of the Certificate of Incorporation. If the name change of the Company is not effected by the first anniversary of this Annual Meeting, the Board's authority to effect the name change will terminate and stockholder approval again would be required prior to implementing any name change.

REQUIRED VOTE

     THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL OUTSTANDING COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE FOREGOING PROPOSAL.

RECOMMENDATION OF THE BOARD OF DIRECTORS

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
   THE PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION
           CHANGING THE NAME OF THE COMPANY TO "BEYOND CORPORATION."

                                 PROPOSAL NO. 3

                                AMENDMENT OF THE
                     COMPANY'S CERTIFICATE OF INCORPORATION
                        TO EFFECT A REVERSE STOCK SPLIT

     The Board has unanimously adopted a resolution approving, and recommending to the Company's stockholders for their approval, a proposal to amend Article IV of the Company's Certificate of Incorporation authorizing a reverse stock split of the shares of Common Stock of the Company at a ratio ranging from one-to-three to one-to-fifteen, as determined by the Board to be in the best interests of the Company (the "Reverse Stock Split"), or to abandon the Reverse Stock Split. The form of the proposed amendment is annexed to this Proxy Statement as Appendix A (the "Reverse Stock Split Amendment"). The Board believes that approval of a range of reverse split ratios, rather than approval of a specific reverse split ratio, provides the Board with maximum flexibility to achieve the purposes of the Reverse Stock Split. The Reverse Stock Split Amendment will effect the Reverse Stock Split by reducing the number of outstanding shares of Common Stock by the ratio determined by the Board to be in the best interests of the Company, but will not increase the par value of the Common Stock, and will not change the number of authorized shares of Common Stock.

REASONS FOR THE REVERSE STOCK SPLIT AMENDMENT

     The Company's Common Stock is currently listed on the Nasdaq National Market. The continued listing requirements of the Nasdaq National Market require, among other things, that our Common Stock maintain a closing bid price in excess of $1.00 per share. The Company was advised by Nasdaq on November 16, 2000 that the Company had failed to maintain a minimum bid price of $1.00 per share, and that it must be in compliance with the $1.00 minimum bid price requirement for a minimum of ten consecutive trading days immediately prior to February 14, 2001 or the Company's Common Stock would be delisted on the opening of business on February 16, 2001. The Company requested and was granted a hearing before a Nasdaq Listing Qualifications Panel (the "Panel") on March 29, 2001, at which the Company presented its plan to effect a reverse stock split, pending stockholder approval, to increase its stock price. On May 14, 2001, the Panel determined to continue the listing of the Company's securities on the Nasdaq National Market provided that on or before July 3, 2001, the Company must evidence a minimum closing bid price of at least $1.00 a share and immediately thereafter, the Company must evidence a minimum closing bid price of at least $1.00 a share for a minimum of 10 consecutive trading days.

     The Board has determined that the continued listing of our Common Stock on the Nasdaq National Market is in the best interests of the Company's stockholders. If our Common Stock were delisted from the Nasdaq National Market, the Board believes that the liquidity in the trading market for our Common Stock would be significantly decreased which could reduce the trading price and increase the transaction costs of trading shares of our Common Stock.

     The purpose of the Reverse Stock Split is to increase the market price of our Common Stock. The Board intends to effect a reverse split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our Common Stock and improve the likelihood that the Company will be allowed to maintain its listing on the Nasdaq National Market. The Reverse Stock Split will be effectuated at a ratio ranging from one-to-three to one-to-fifteen, at the Board's sole discretion. In determining the ratio of the Reverse Stock Split, the Board will assess numerous factors including but not limited to analysis of the most recent fiscal quarter of the Company and general economic conditions, and will place emphasis on the closing price of the Common Stock on the days immediately preceding the day on which the Reverse Stock Split Amendment is filed. The judgment of the Board as to the ratio shall be conclusive.

     If the Reverse Stock Split proposal is authorized by the stockholders, the Board will have the discretion to implement a Reverse Stock Split once before the first anniversary of this Annual Meeting, or effect no Reverse Stock Split at all. If the trading price of our Common Stock increases without a Reverse Stock Split, the Reverse Stock Split may not be necessary. There can be no assurance, however, that the market price of our Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split, that the market price of the post-split Common Stock can be maintained above $1.00 or that our Common Stock will not be delisted from the Nasdaq National Market for other reasons.

     If the stockholders approve the Reverse Stock Split at the Annual Meeting, the Reverse Stock Split will be effected, if at all, only upon a determination by the Board that the Reverse Stock Split (in a ratio determined by the Board within the limits set forth herein) is in the best interests of the Company and its stockholders at that time. No further action on the part of the stockholders will be required to either effect or abandon the Reverse Stock Split. If no Reverse Stock Split is effected by the first anniversary of this Annual Meeting, the Board's authority to effect the Reverse Stock Split will terminate and stockholder approval again would be required prior to implementing any reverse stock split.

POTENTIAL EFFECTS OF THE REVERSE STOCK SPLIT

     Pursuant to the Reverse Stock Split, each holder of Common Stock, par value $.001 per share ("Old Common Stock"), immediately prior to the effectiveness of the Reverse Stock Split will become the holder of fewer shares of Common Stock, par value $.001 per share ("New Common Stock"), after consummation of the Reverse Stock Split.

     Although the Reverse Stock Split will not, by itself, impact the Company's assets or prospects, the Reverse Stock Split could result in a decrease in the aggregate market value of the Common Stock. The Board believes that this risk is outweighed by the benefits of the continued listing of the Common Stock on the Nasdaq National Market.

     If approved, the Reverse Stock Split will result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

     Based on approximately 47,886,500 shares of Common Stock outstanding as of March 31, 2001, the following table reflects the approximate percentage reduction in the outstanding shares of Common Stock and the approximate number of shares of Common Stock that would be outstanding as a result of the Stock
Split:

PROPOSED REVERSE  PERCENTAGE   SHARES TO BE
  STOCK SPLIT     REDUCTION    OUTSTANDING
----------------  ----------   ------------
    1 for 3           66%       15,962,167
    1 for 4           75%       11,971,625
    1 for 5           80%        9,577,300
    1 for 6           83%        7,981,083
    1 for 7           85%        6,840,929
    1 for 8           87%        5,985,813
    1 for 9           88%        5,320,722
    1 for 10          90%        4,788,650
    1 for 11          92%        4,353,318
    1 for 12          93%        3,990,542
    1 for 13          94%        3,683,577
    1 for 14          94%        3,420,464
    1 for 15          95%        3,192,433

     All outstanding options, warrants, rights and convertible securities will be appropriately adjusted, as required by their terms, for the Reverse Stock Split automatically on the Effective Date. The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder's proportionate equity interest in the Company except for those stockholders who would receive an additional share of Common Stock in lieu of fractional shares. None of the rights currently accruing to holders of the Common Stock, options or warrants to purchase Common Stock, or securities convertible into Common Stock will be affected by the Reverse Stock Split. Following the Reverse Stock Split, each share of New Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to the Old Common Stock. The Reverse Stock Split also will have no effect on the number of authorized shares of Common Stock or the par value of the Common Stock.

     The Company is currently authorized to issue a maximum of 120,000,000 shares of Common Stock. As of March 31, 2001, there were approximately 47,886,500 shares of Common Stock issued and outstanding. Although the number of authorized shares of Common Stock will not change as a result of the Reverse Stock Split, the number of shares of Common Stock issued and outstanding will be reduced to a number that will be approximately equal to the number of shares of Common Stock issued and outstanding immediately prior to the effectiveness of the Reverse Stock Split, in accordance with the ratio of the Reverse Stock Split. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of Common Stock available for a future issuance by as much as fifteen-fold. Following the Reverse Stock Split, the Board would have the authority, subject to applicable securities law, to issue such authorized and unissued shares without further stockholder approval, upon such terms and conditions the Board deems appropriate. Although the Board has no intention of doing so, the Common Stock could be issued in such a manner, and pursuant to such terms and conditions, that would make a change of control of the Company or removal of the Company's management more difficult. The Company does not have any plans, proposals or understandings to issue a portion of the additional shares that would be available if the reverse stock split is approved and implemented. The Company does not have any anti-takeover devices in place, such as a poison pill or staggered board and the Company has no intention of adopting or implementing such devices.

SHARES OF COMMON STOCK ISSUED AND OUTSTANDING

     With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of Common Stock prior and subsequent to the Reverse Stock Split will remain the same. After the effectiveness of the Reverse Stock Split, it is not anticipated that the financial condition of the Company, the percentage ownership of management, the number of the Company's stockholders, or any aspect of the Company's business would materially change as a result of the Reverse Stock Split.

     The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act.

INCREASE OF SHARES OF COMMON STOCK AVAILABLE FOR FUTURE ISSUANCE

     As a result of the Reverse Stock Split, there will be a reduction in the number of shares of Common Stock issued and outstanding, and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the Reverse Stock Split (the "Increased Available Shares"). The Increased Available Shares could be used for any proper corporate purpose approved by the Board including, among others, future financing transactions.

     Holders of the Common Stock have no preemptive or other subscription rights.

EFFECTIVENESS OF THE REVERSE STOCK SPLIT

     The Reverse Stock Split, if approved by the Company's stockholders, will become effective (the "Effective Date") upon the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment of the Company's Certificate of Incorporation in substantially the form of the Reverse Stock Split Amendment attached to this Proxy Statement as Appendix A, with the split ratio to be determined by the Board. It is expected that such filing will take place on or shortly after the date of the Annual Meeting, assuming the stockholders approve the Reverse Stock Split. However, the exact timing of the filing of such Certificate of Amendment will be determined by the Board based upon its evaluation as to when such action will be most advantageous to the Company and its stockholders, and the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split Amendment if, at any time prior to filing such Reverse Stock Split Amendment, the Board, in its sole discretion, determines that it is no longer in the best interests of the Company and its stockholders.

     Commencing on the Effective Date, each Old Common Stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of Common Stock resulting from the Reverse Stock Split. As soon as practicable after the Effective Date, stockholders will be notified as to the effectiveness of the Reverse Stock Split and instructed as to how and when to surrender their certificates representing shares of Old Common Stock in exchange for certificates representing shares of New Common Stock. The Company intends to use Equiserve as its exchange agent in effecting the exchange of certificates following the effectiveness of the Reverse Stock Split.

FRACTIONAL SHARES

     The Company will not issue fractional shares in connection with the Reverse Stock Split. Instead, any fractional share which results from the Reverse Stock Split will be rounded up to the next whole share.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizing certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

     The receipt of New Common Stock, including whole shares issued in lieu of fractional shares, solely in exchange for Old Common Stock will not generally result in recognition of gain or loss to the stockholders. The adjusted tax basis of a stockholder's New Common Stock will be the same as the adjusted tax basis of the shares of Old Common Stock exchanged therefor, and the holding period of the New Common Stock will include the holding period of the Old Common Stock exchanged therefor. No gain or loss will be recognized by the Company as a result of the Reverse Stock Split.

APPRAISAL RIGHTS

     No appraisal rights are available under Delaware Corporate Law or under the Company's Certificate of Incorporation or By-Laws to any stockholder who dissents from the proposal to approve the Reverse Stock Split Amendment. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

REQUIRED VOTE

     THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL OUTSTANDING COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE FOREGOING PROPOSAL.

RECOMMENDATION OF THE BOARD OF DIRECTORS

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
  THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION EFFECTING A REVERSE STOCK
                                     SPLIT.

                                 PROPOSAL NO. 4

               THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK,
         UNDER CERTAIN CIRCUMSTANCES, TO INVESTWELL INVESTMENTS LIMITED

     The Company's Common Stock is currently listed on the Nasdaq National Market. Rule 4460 of the National Association of Securities Dealers, Inc. (the "NASD") requires any listed company to obtain stockholder approval (i) in connection with a transaction other than a public offering involving the sale or issuance by the Company of Common Stock (or securities convertible into or exercisable for common stock) equal to twenty percent (20%) or more of the outstanding Common Stock (or securities convertible into or exercisable for common stock) or twenty percent (20%) or more of the voting power outstanding before the issuance and (ii) in connection with a transaction involving the issuance of securities of the Company when such issuance will result in a change of control of the Company. The transaction described below may cause the Company to issue more than twenty percent (20%) of its Common Stock outstanding where the shares may be issued for less than the greater of market value or book value.

THE AGREEMENT WITH INVESTWELL

     On October 30, 2000, the Company entered into a common stock purchase agreement (the "Underwriting Agreement") with Investwell Investments Limited, a British Virgin Islands corporation ("Investwell"), for the future issuance and purchase of shares of its Common Stock. The Underwriting Agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

     In general, the equity drawdown facility operates in the following manner: the investor, Investwell, has committed to provide the Company up to $40 million as the Company requests it over a 12 month period, in return for Common Stock the Company issues to Investwell. Once every 22 trading days, the Company may request a drawdown. The amount that the Company can drawdown upon each request must be at least $100,000, but no more than $5,000,000. The maximum amount the Company can actually drawdown for each request is also limited to 4.5% of the weighted average price of the Common Stock for the three months prior to its request multiplied by the total trading volume of the Common Stock for the three months prior to its request. The aggregate total of all drawdowns under the equity drawdown facility cannot exceed $40 million and no single drawdown can exceed $5 million. The Company is under no obligation to request a drawdown during any period.

     The following table illustrates the effect that a decrease in the Company's stock price would have on the number of shares issued to Investwell.

                                                                             TOTAL SHARES                 TOTAL SHARES
                                         STOCK     INVESTWELL'S   DRAWDOWN     ISSUED TO      DRAWDOWN      ISSUED TO
                                        PRICE(1)     PRICE(2)     REQUEST    INVESTWELL(3)    REQUEST     INVESTWELL(4)
                                        --------   ------------   --------   -------------   ----------   -------------
A 25% Decrease in Stock Price.........  $0.2700      $0.2565      $100,000       389,863     $5,000,000    19,493,177
A 50% Decrease in Stock Price.........  $0.1800      $0.1710      $100,000       584,795     $5,000,000    29,239,766
A 75% Decrease in Stock Price.........  $0.0900      $0.0855      $100,000     1,169,590     $5,000,000    58,479,532

---------------
(1) Based on a closing bid price of $0.36, as of the close of business on May 18, 2001.

(2) Includes a 5% discount.

(3) Calculates the total shares issued to Investwell if the amount of the Drawdown Request is $100,000.

(4) Calculates the total shares issued to Investwell if the amount of the Drawdown Request is $5,000,000.

     The per share dollar amount that Investwell pays for the Common Stock for each drawdown includes a 5% discount to the average daily market price of the Common Stock for each day during the 22-trading day period after the Company's drawdown request, weighted by trading volume. The Company will receive the amount of the drawdown less an escrow agent fee of $1,500 and a placement fee equal to 2% of the gross proceeds payable to the placement agent, Ladenburg, Thalmann & Co., Inc. ("Ladenburg"), which introduced Investwell to the Company. Ladenburg is not obligated to purchase any of the Company's shares, but as an additional placement fee, the Company has issued to Ladenburg a stock purchase warrant to purchase 300,000 shares of Common Stock at an exercise price of $0.8984 per share.

     In lieu of providing Investwell with a minimum aggregate drawdown commitment, the Company has issued to Investwell a stock purchase warrant to purchase 300,000 shares of Common Stock with an exercise price of $0.8984, which was 125% the volume-weighted average share price on October 27, 2000, the business day prior to the date on which the Underwriting Agreement was signed.

     The listing requirements of The Nasdaq National Market prohibit the Company from issuing 20% or more of its issued and outstanding common shares in a single transaction if the shares may be issued for less than the greater of market value or book value, unless the Company obtains stockholder approval. Based on shares of Common Stock issued and outstanding on October 30, 2000, the Company may not issue more than 8,069,588 shares under the Underwriting Agreement, the Investwell stock purchase warrant and the Ladenburg stock purchase warrant, without the approval of its stockholders. Because 600,000 of these shares are committed to the Investwell stock purchase warrant and the Ladenburg stock purchase warrant, if the Company wishes to drawdown amounts under the Underwriting Agreement which would cause an issuance of more than 7,469,588 shares under the equity drawdown facility, the Company must receive stockholder approval prior to any such drawdown.

     In addition, the Underwriting Agreement does not permit the Company to drawdown funds if the issuance of shares of Common Stock to Investwell pursuant to the drawdown would result in Investwell owning more than 9.9% of the Company's outstanding Common Stock on the drawdown exercise date.

RISKS ASSOCIATED WITH THE UNDERWRITING AGREEMENT

     The Company's stock price may decline if it draws on the equity drawdown facility established by the Underwriting Agreement. If the Company draws on the equity drawdown facility, then Investwell will have the right to resell the shares purchased in connection with the drawdown. Sales by Investwell of the Common Stock in the public market could cause the Company's stock price to decline. The shares of Common Stock that the Company registered in connection with the Underwriting Agreement are able to be sold in the public market upon an effective registration statement on Form S-1 filed with the Securities and Exchange Commission (the "Registration Statement"). Investwell could purchase and resell up to approximately 15.6% of the Common Stock outstanding at March 31, 2001 during the 12 months following the effectiveness of the Registration Statement. If this proposal No. 4 is approved, there would be no such limit on the number of shares of Company Common Stock that could be purchased and resold by Investwell over the term of the Underwriting Agreement. Sales of a substantial number of shares of the Common Stock could cause the Company's stock price to decline. In addition, the sale of these shares could impair the Company's ability to raise capital through the sale of additional stock. Furthermore, to the extent that the price of the Company's Common Stock decreases, the Company will be required to issue more shares of Common Stock to Investwell for any given dollar amount that the Company draws from the equity drawdown facility. This downward pressure on the stock price could encourage short sales, which could place additional downward pressure on the price of the Common Stock.

     The issuance of shares to Investwell under the equity drawdown facility may also cause significant dilution in the value of the Company's Common Stock. The shares of the Company's Common Stock issuable to Investwell under the equity drawdown facility will be issued at a 5% discount to the volume-weighted average daily price of the Common Stock during the applicable drawdown period. The issuance of shares to Investwell will therefore dilute the equity interest of existing stockholders and could have an adverse effect on the market price of the Common Stock. Depending on the extent to which the Company draws on the equity drawdown facility, the Company may be required to register additional shares for resale, which could have a further dilutive effect on the value of the Common Stock.

     The Board of Directors has determined that it may be in the best interests of the Company if Investwell was permitted to purchase over 19.9% of the Common Stock of the Company. The proceeds generated by such sale would be used for general corporate purposes as determined by the Board of Directors such as maintaining the day-to-day operations of the Company.

     This proposal will provide all necessary stockholder approval under Nasdaq rules to permit Investwell to acquire all shares which may be issued by the Company pursuant to the Underwriting Agreement. If the stockholders approve the proposal at the meeting, a sale of over 20% of the Company's Common Stock to Investwell will be effectuated, if at all, only upon a determination by the Board of Directors that such a sale is in the Company's best interests at that time and if Investwell agrees to amend to the Underwriting Agreement to allow such sales.

REQUIRED VOTE

     THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL OUTSTANDING COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE FOREGOING PROPOSAL.

RECOMMENDATION OF THE BOARD OF DIRECTORS

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
               THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK
             TO INVEST WELL PURSUANT TO THE UNDERWRITING AGREEMENT.

                                 PROPOSAL NO. 5

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for 2001 and recommends that the stockholders ratify such selection. In the event that a majority of the shares voting are not voted in favor of ratification, the Board will reconsider its selection. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of Ernst &

Young LLP as the independent auditors for 2001. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Audit Fees and all Other Fees: Fees billed to the Company by Ernst & Young LLP during fiscal year 2000 for the last annual audit were $227,000. All other fees billed to the Company by Ernst & Young LLP during fiscal year 2000 were $652,000 including audit related services of $172,000 and non-audit related services of $480,000.

REQUIRED VOTE

     THE AFFIRMATIVE VOTE OF A MAJORITY OF THE COMMON SHARES PRESENT AND ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO RATIFY THE FOREGOING PROPOSAL.

RECOMMENDATION OF THE BOARD OF DIRECTORS

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2001

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE CHAIRMAN GRANT PROGRAM AND AGREEMENTS WITH EXECUTIVE OFFICERS AND DIRECTORS

     In January 2000, our Board of Directors adopted the Chairman Grant Program and reserved 1,000,000 shares of common stock for issuance to selected full-time employees under this program. William S. McKiernan, our Chairman of the Board, agreed to contribute 1,000,000 shares of our common stock owned by him to this program over the one year term of this Program. Shares will be issued on a quarterly basis, generally in the total amount of 250,000 shares per quarter. This program has been temporarily suspended. As of December 31, 2000, approximately 435,467 shares have been issued pursuant to this program.

     In January 2000, Mark L. Breier resigned as President and Chief Executive Officer. Per the terms of his employment agreement, we paid Mr. Breier his base salary from the date of his resignation until twelve months thereafter.

     In March 2000, James R. Lussier resigned as our Vice President, Business Operations and Corporate Strategy. Per the terms of his separation agreement, we paid Mr. Lussier his base salary for four months after the date of separation agreement.

RETENTION BONUSES

     We agreed to pay a "retention bonus" based upon attainment of certain corporate revenue, margin and expense goals by quarter to certain employees. These bonuses were paid quarterly within two weeks of the quarterly earnings release date. These bonuses were available through the quarter ended December 31, 2000 and any decision to extend said bonus remains at the discretion of the Compensation Committee. As of March 31, 2001, the Compensation Committee had not extended such bonus. To receive the bonus, the executive must have been an active employee of the Company at the time the bonus was paid. An aggregate of approximately $1.2 million in retention bonuses was awarded to various executive officers in fiscal 2000.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 31, 2001 by (a) each stockholder known by us to be the beneficial owner of more than five percent of our common stock, (b) each of our directors and nominees for director, (c) each Named Executive Officer and (d) all executive officers, directors and nominees for director who beneficially own shares, as a group.

                                                               NUMBER OF SHARES     PERCENTAGE OF SHARES
5% BENEFICIAL OWNERS, DIRECTORS AND NAMED EXECUTIVE OFFICERS  BENEFICIALLY OWNED    BENEFICIALLY OWNED(1)
------------------------------------------------------------  ------------------    ---------------------
William S. McKiernan(2)...................................        7,550,878                 15.8%
John P. Pettitt(3)........................................        1,554,228                  3.2%
Ralph B. Godfrey..........................................          100,000                    *
Richard Scudellari(4).....................................           45,416                    *
Ronald S. Smith...........................................           40,000                    *
Curtis A. Cluff...........................................            6,000                    *
Eric A. Chatham(5)........................................          138,020                    *
John P. Barratt...........................................               --                    *
Donald. T. Beery(6).......................................          106,408                    *
Mark L. Breier............................................           25,274                    *
C. Richard Neely, Jr. ....................................               --                    *
Montgomery B. Mars........................................               --                    *
All directors and executive officers as a group (15
  persons)(7).............................................        9,642,265                 20.0%

---------------
 *  Represents beneficial ownership of less than 1% of our Common Stock.

(1) Number of shares beneficially owned is determined based on 47,886,500 shares outstanding as of March 31, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2001. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but not deemed outstanding for the purposes of computing the percentage ownership of each other person. To our knowledge, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Unless otherwise indicated, the address of each of the individuals named above is: c/o Beyond.com Corporation, 3200 Patrick Henry Drive, Santa Clara, California 95054.

(2) Includes 7,520,110 shares held by Mr. McKiernan and 30,768 shares held by members of Mr. McKiernan's immediate family. Mr. McKiernan disclaims beneficial ownership of the shares held by his immediate family.

(3) Includes 25,000 shares held by Mr. Pettitt and 1,529,228 shares held by members of Mr. Pettitt's immediate family. Mr. Pettitt disclaims beneficial ownership of the shares held by his immediate family.

(4) Includes options to purchase 5,416 shares of common stock that vest within 60 days of March 31, 2001, held by Mr. Scudellari.

(5) Includes options to purchase 138,020 shares of common stock that vest within 60 days of March 31, 2001, held by Mr. Chatham.

(6) Includes options to purchase 106,208 shares of common stock that vest within 60 days of March 31, 2001, held by Mr. Beery.

(7) Includes options to purchase 325,685 shares of common stock that vest within 60 days of March 31, 2001, held by all of our directors and executive officers of the Company.

                                 OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during fiscal 2000, its executive officers, directors and ten-percent stockholders complied with all
Section 16(a) filing requirements applicable to them, except that Curtis A. Cluff, the Company's Chief Financial Officer, did not file a Form 3 until October 3, 2000, Donald T. Beery, the Company's Vice President and General Manager, Government Systems Group did not file a Form 3 until February 14, 2001, Eric A. Chatham, the Company's Senior Vice President, Engineering and Chief Information Officer, did not file a Form 3 until February 14, 2001, John P. Barratt, the Company's Chief Operating Officer, did not file a Form 3 until February 14, 2001 and Barry J. Shotts, the Company's Vice President, Business Development, did not file a Form 3 until February 14, 2001.

OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                        BY THE ORDER OF THE BOARD OF DIRECTORS

                                        Richard Scudellari
                                        Secretary

May 21, 2001
Santa Clara, California

                                                                      APPENDIX A

                                   AMENDMENT
                                     TO THE
                    CERTIFICATE OF INCORPORATION, AS AMENDED
                                       OF
                             BEYOND.COM CORPORATION
                             A DELAWARE CORPORATION

     Beyond.com Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: that at a meeting of the Board of Directors of Beyond.com Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation, as amended, of said Corporation, declaring said amendment to be advisable and calling a meeting of stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that Article IV of the Corporation's Certificate of Incorporation, as amended, shall be amended, subject to stockholder approval, to add the following paragraphs:

          "On the Split Effective Date (as defined below), the Corporation shall
     effect a one-for-     reverse stock split pursuant to which every
     shares of the Corporation's Common Stock issued and outstanding or held in treasury will be automatically converted into one new share of Common Stock (the "Reverse Stock Split"). The Reverse Stock Split shall be effective as of the close of business on such date that the Amendment is filed with the Secretary of State of the State of Delaware, as determined by the Corporation's Board of Directors, but in no event later than June 26, 2002 (the "Split Effective Date"). The Corporation shall not issue fractional shares to the stockholders entitled to a fractional interest in a share of Common Stock issued pursuant to the Reverse Stock Split but shall round each fractional share up to the next whole number of shares.

          On the Split Effective Date, each certificate representing existing shares of Common Stock will automatically be deemed for all purposes to evidence ownership of the appropriate reduced number of new shares of Common Stock without any action by the stockholder thereof. As soon as practicable after the Split Effective Date, the Corporation or its agent shall notify the stockholders and request the surrender of their certificates for their existing shares with instructions as to how to receive new certificates and/or payment for their fractional new share interest.

          The shares of Common Stock issued pursuant to the Reverse Stock Split shall be identical to the shares of Common Stock they are exchanged for."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Beyond.com Corporation has caused this certificate to be signed by Ronald S. Smith, its Chief Executive Officer, and attested by
Richard Scudellari, its Secretary, this      day of      , 2001.

                                          BEYOND.COM CORPORATION

                                          By:
                                          --------------------------------------
                                          Ronald S. Smith
                                          Chief Executive Officer

Attest:

---------------------------------------------------------
Richard Scudellari, Secretary

                                                                      APPENDIX B

                             BEYOND.COM CORPORATION

                            AUDIT COMMITTEE CHARTER

I. ORGANIZATION

     There shall be a committee of the Board of Directors of Beyond.com Corporation (the "Company") to be known as the Audit Committee (the "Audit Committee"). The Audit Committee shall be composed of a minimum of two (2) non-employee directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Directors. The members of the Audit Committee may elect a chairperson to preside at all meetings of the Committee.

II. STATEMENT OF POLICY

     The purpose of the Audit Committee established pursuant to this charter is to provide assistance to the Company's Board of Directors in fulfilling its responsibility to the stockholders, potential stockholders, and investment community relating to the Company's accounting and reporting practices, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Company.

III. RESPONSIBILITIES

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best address changing conditions and to ensure to the directors and stockholders that the Company's accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the Audit Committee will:

          1. Review and recommend to the Board of Directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries;

          2. Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors;

          3. Review with the independent auditors, the Company's internal auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review Company policy statements to determine their adherence to the code of conduct;

          4. Review the financial statements contained in the annual report to stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Any changes in accounting principles should be reviewed;

          5. Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit;

          6. Review accounting and financial human resources and succession planning within the Company;

          7. Maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors; and

          8. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

IV. MEETINGS

     It is anticipated that the Audit Committee will meet at least two (2) times each year. However, the Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

V. REPORTS

     The Audit Committee will provide written reports to the Board of Directors of the Company regarding recommendations of the Audit Committee submitted to the Board of Directors for action, with copies of the written minutes of its meetings.

                          [FORM OF FRONT OF PROXY CARD]

                                                                          PROXY

                             BEYOND.COM CORPORATION
                            3200 Patrick Henry Drive
                          Santa Clara, California 95054

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 26, 2001


        Ronald S. Smith and John P. Barratt, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Beyond.com Corporation (the "Company"), to be held on Tuesday, June 26, 2001, and any adjournments or postponements thereof.

        Election of five directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate). Nominees: WILLIAM S. MCKIERNAN, RONALD S. SMITH, RICHARD SCUDELLARI, JOHN P. PETTITT AND RALPH B. GODFREY.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND FOR PROPOSALS 2, 3, 4 AND 5.

SEE REVERSE SIDE: IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN AND DATE ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

----------------                                                ----------------
SEE REVERSE SIDE  CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE SIDE
----------------                                                ----------------

                          [FORM OF BACK OF PROXY CARD]

                                                                          PROXY



[x]     Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2, 3, 4 AND 5.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.


1.  Election of five directors of the Company to serve until          4.  To approve the possible sale of 20% or more of the
    the 2002 Annual Meeting of Stockholders (see reverse):                Company's issued and outstanding shares of common stock
                                                                          to Investwell Investments Limited.
    (01) WILLIAM S. MCKIERNAN,     (02) RONALD S. SMITH,
    (03) RICHARD SCUDELLARI,       (04) JOHN P. PETTITT AND               FOR                     WITHHELD                 ABSTAIN
    (05) RALPH B. GODFREY                                                 [ ]                       [ ]                      [ ]

    FOR ALL NOMINEES               WITHHELD                           5.  To ratify the appointment of Ernst & Young LLP as the
         [ ]                         [ ]                                  Company's independent auditors for the year ending
                                                                          December 31, 2001.
    [ ]_____________________________________________________
       For all nominees except as noted above                             FOR                     WITHHELD                 ABSTAIN
                                                                          [ ]                       [ ]                      [ ]
2.  To approve an amendment to the Company's Certificate of
    Incorporation to change the corporate name of the
    Company from "Beyond.com Corporation" to "Beyond                  6.  To transact such other business as may properly come
    Corporation."                                                         before the meeting or any adjournment thereof.

    FOR                     WITHHELD                 ABSTAIN          Authority is hereby given to the proxies identified on the
    [ ]                       [ ]                      [ ]            front of this card to vote in their discretion upon such
                                                                      other business as may properly come before the meeting.


3. To approve an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of Common Stock, at a ratio between one- to-three and one-to-fifteen, to be determined at the discretion of the Board of Directors.

    FOR                     WITHHELD                 ABSTAIN
    [ ]                       [ ]                      [ ]

                                                                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]

                                                                      PLEASE MARK, SIGN DATE AND RETURN THIS PROXY CARD
                                                                      PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

                                                                      Please sign exactly as your name appears herein. Joint
                                                                      owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:____________________________ Date _______________           Signature:____________________________ Date _______________